UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2013

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

In connection with the offering of the Notes (as defined in Item 8.01 below), Walter Energy, Inc. (the “Company”) is disclosing under Item 7.01 of this Current Report on Form 8-K the following information.

Amendment to Credit Agreement

On March 22, 2013, the Company expects to receive consents to an amendment (the “Fourth Amendment”) to the Company’s $2.725 billion credit agreement, dated as of April 1, 2011, as amended by the First Amendment to Credit Agreement, dated as of January 20, 2012, as further amended by the Second Amendment to Credit Agreement, dated as of August 16, 2012, and as further amended by the Third Amendment to Credit Agreement dated as of October 29, 2012 (as amended, the “Credit Agreement”), from a majority of the lenders thereunder to amend a financial covenant in the Credit Agreement to provide additional flexibility if the Company issues senior unsecured notes, which would include the Notes (as defined in Item 8.01 below), subject to the lesser of 100% and $250 million, in each case, of the net proceeds of any such notes issuance being used to repay term loans outstanding under the Credit Agreement, including as the Company intends to do with $250 million of the net proceeds of the offering of the Notes. The Fourth Amendment will also provide that, should a repricing event occur within six months of the effective date of the Fourth Amendment, the Company must pay a fee equal to 1.0% of the aggregate principal amount of, as applicable, (i) the portion of the Term Loan B balance prepaid (or converted) in connection with such repricing event or (ii) the portion of the Term Loan B balance outstanding on such date that is subject to an effective pricing reduction pursuant to such repricing event. The Company expects the Fourth Amendment will become effective on March 22, 2013. The Company expects to pay a one-time consent fee equal to 0.25% of the aggregate amount of loans outstanding and/or available commitments of those lenders consenting to the Fourth Amendment. All other terms of the Credit Agreement, including the aggregate principal amount that may be borrowed thereunder, will remain substantially unchanged.

Alleged Fisheries Act Violation

On March 5, 2013, the Company received a complaint from British Columbia’s Environmental Crown Counsel seeking a total monetary penalty of CAD $100,000 for alleged violations of the federal Fisheries Act associated with an April 2011 release of sediment and debris into Willow Creek from the forest service road leading to the Willow Creek mine. The matter is scheduled for a March 28, 2013 appearance in Chetwynd Provincial Court. To date, the Company has incurred significant costs in taking corrective actions in response to the 2011 release and is continuing to cooperate with regulatory authorities. The Company intends to negotiate with authorities in pursuit of a mutually agreeable settlement.

Ongoing Evaluation of Operations

The Company has recently curtailed operations significantly at its North River mine and plans to close the mine nine months earlier than the previously expected end of mine life of 2014. The Company expects to record a one-time, immaterial cash charge in connection therewith.  Given the slow recovery in metallurgical coal pricing, the Company is currently evaluating its operations with respect to cost reduction initiatives and expects it could idle facilities where the financial performance and short-term forecast does not support continued operations until such time as coal prices adequately rebound. The Company currently expects to idle its Willow Creek operation within the next several weeks and anticipates recording a one-time cash charge of approximately $7.5 million in connection therewith. The Company currently expects that full year 2013 metallurgical coal production will be in line with production levels in 2012.

The information in Item 7.01 of this Current Report on Form 8-K is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 8.01                                           Other Events.

On March 21, 2013, the Company issued a press release announcing that it has commenced a private offering of $350 million aggregate principal amount of senior notes (the “Notes”).  The Notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information included in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report on Form 8-K (including the exhibits and attachments hereto) contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s filings with the SEC. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                                                                 Exhibits

99.1                                                                        Press Release, dated March 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 22, 2013	By:	/s/ Earl H. Doppelt

	Name:	Earl H. Doppelt
	Title:	Senior Vice President, General Counsel and Secretary